Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS REPORTS RECORD QUARTERLY NET INCOME OF $6.6 MILLION
-- Robust Commercial Loan and In-Market Deposit Growth, Combined with Reduction in Credit Costs Contribute to Strong Quarterly Results --

MADISON, Wis., July 25, 2019 (BUSINESS WIRE) -- First Business Financial Services, Inc. (the “Company” or “First Business”) (Nasdaq:FBIZ) reported second quarter 2019 net income of $6.6 million, primarily driven by exceptional loan and deposit growth, strong fee income, stable operating expenses, and a reduction in credit costs.

Summary results for the quarter ended June 30, 2019 include:

•	Net income increased to a record $6.6 million, compared to $5.9 million for the linked quarter and $3.3 million for the second quarter of 2018.

•	Diluted earnings per common share were $0.75, compared to $0.67 and $0.38 for the linked and prior year quarters, respectively.

•
Annualized return on average assets and annualized return on average equity measured 1.30% and 14.09%, respectively, compared to 1.20% and 13.67% for the linked quarter and 0.70% and 7.59% for the second quarter of 2018.

•	Net interest margin was 3.52%, compared to 3.79% for the linked quarter and 3.77% for the second quarter of 2018.

•	Net interest income was $16.9 million, decreasing by $902,000 from the linked quarter and by $79,000 from the second quarter of 2018.

•
Top line revenue, the sum of net interest income and non-interest income, totaled a record $22.7 million, compared to $22.4 million for the linked quarter and $20.9 million for the second quarter of 2018.

•	Provision for loan and lease losses was a benefit of $784,000, compared to expenses of $49,000 and $2.6 million for the linked and prior year quarters, respectively.

•	SBA recourse provision was $113,000, compared to $481,000 for the linked quarter and $99,000 for the second quarter of 2018.

•	Efficiency ratio measured 67.41%, compared to 68.04% for the linked quarter and 67.07% for the second quarter of 2018.

•
Relationship-based historic tax credit programs contributed $446,000, or $0.05 per share, compared to $846,000, or $0.10 per share, in the linked quarter and no contribution in the second quarter of 2018.

•	Record period-end gross loans and leases receivable of $1.720 billion grew 15.3% annualized during the second quarter of 2019 and 7.8% from June 30, 2018.

•	Non-performing assets were $28.5 million and 1.38% of total assets, compared to $26.1 million and 1.30% at March 31, 2019 and $32.6 million and 1.71% at June 30, 2018.

•	Record period-end in-market deposits of $1.290 billion increased 16.4% annualized during the second quarter of 2019 and 22.1% from June 30, 2018.

“Our record quarterly results highlight the strength of our core operations and the Company’s continued forward progress and successful execution on both short-term initiatives and long-term strategies,” said Corey Chambas, President and Chief Executive Officer. “We are excited about the exceptional growth we have been able to achieve on both sides of the balance sheet. Combined with the ongoing success of our trust and investments team, as well as our other fee income sources, we believe the recurring positive operating leverage created by this growth will continue to generate long-term value for our shareholders.”
Results of Operations
Net interest income of $16.9 million decreased by $902,000, or 5.1%, compared to the linked quarter and $79,000, or 0.5%, compared to the second quarter of 2018. The decrease compared to the linked and prior year quarters was principally due net interest margin compression and a decrease in loan fees received in lieu of interest, partially offset by an increase in average loans and leases outstanding. Fees collected in lieu of interest, defined as prepayment fees, asset-based loan fees, and non-accrual interest, returned to a more normalized level of $1.2 million in the second quarter of 2019, compared to the above average $2.2 million in the linked quarter and $1.4 million in the prior year quarter. Excluding fees collected in lieu of interest, net interest income increased $155,000, or 1.0%, compared to the linked quarter and $182,000, or 1.2%, compared to the second quarter of 2018. Average gross loans and leases of $1.694 billion increased by $49.8 million, or 12.1% annualized, from the linked quarter and $125.1 million, or 8.0%, compared to the second quarter of 2018.
The yield on average loans and leases was 5.64% for the second quarter of 2019, down from 5.89% in the linked quarter and up from 5.42% in the prior year quarter. The yield in the linked quarter benefited primarily from above average fees collected in lieu of interest. Excluding fees collected in lieu of interest, the yield on average loans and leases improved to 5.37%, up from 5.35% and 5.05% in the linked and prior year quarter.
The yield on average interest-earning assets was 5.29% for the second quarter of 2019, compared to 5.48% in the linked quarter and 5.01% in the prior year quarter. Excluding fees collected in lieu of interest, the yield on average earning assets improved to 5.05%, up from 5.01% and 4.69% in the linked and prior year quarters, respectively.
The Company’s cost of average interest-bearing liabilities increased to 2.19% for the second quarter of 2019 from 2.11% and 1.52% in the linked and prior year quarters, respectively. Average interest-bearing deposit costs for the second quarter of 2019 increased to 2.01%, up from 1.93% and 1.17% in the linked and prior year quarters, respectively.
Net interest margin measured 3.52% for the second quarter of 2019, compared to 3.79% in the linked quarter and 3.77% in the second quarter of 2018. The decrease compared to both the linked and prior year quarters was principally due to the rate paid on average interest-bearing liabilities increasing more than the yield on average interest-earning assets, combined with the aforementioned above average fees collected in lieu of interest. Excluding fees collected in lieu of interest, net interest margin measured 3.28% for the second quarter of 2019, compared to 3.32% in the linked quarter and 3.46% in the second quarter of 2018. Despite this trend of downward pressure, management expects the execution of its strategies will allow the Company to maintain a net interest margin at or above its target of 3.50%, including fees collected in lieu of interest.
The Company recorded a provision for loan and lease loss benefit of $784,000 in the second quarter of 2019, compared to an expense of $49,000 in the linked quarter and $2.6 million in the second quarter of 2018. The decrease in provision for the second quarter of 2019 was principally driven by a net reduction in specific reserves due to improved collateral values, net reduction in historic loss rates, and decrease in net charge-offs, partially offset by an increase in provision related to the aforementioned loan growth. Net recoveries were $154,000 in the second quarter of 2019, compared to net charge-offs of $25,000 in the linked quarter and $285,000 in the prior year quarter.
While it was not a source of provision for loan and lease losses during the second quarter of 2019, the legacy on-balance sheet SBA portfolio, defined as SBA loans originated prior to 2017, has been a source of elevated non-performing assets. Total performing on-balance sheet legacy loans were $23.4 million at June 30, 2019, down from $24.4 million and $37.0 million at March 31, 2019 and June 30, 2018, respectively. As of June 30, 2019, total on-balance sheet legacy loans were $40.3 million, compared to $39.3 million and $46.0 million at March 31, 2019 and June 30, 2018, respectively. Legacy on-balance sheet SBA loans increased during the second quarter of 2019 primarily due to repurchase activity resulting in a $2.5 million net increase in sold loans previously identified as impaired.
Non-interest income totaled $5.8 million, or 25.6% of total revenue, in the second quarter of 2019, compared to $4.6 million, or 20.7% of total revenue, in the linked quarter and $4.0 million, or 19.0% of total revenue, in the prior year quarter. The increase in non-interest income was marked by strong trust and investment service fees, fee income related to the Company’s commercial loan interest rate swap transactions, and other fee income.
Trust and investment services fee income, which remained the Company’s largest source of non-interest income, totaled $2.1 million in the second quarter of 2019, compared to $1.9 million in the linked quarter and $2.0 million in the prior year quarter. Strong markets, successful business development, and client retention efforts propelled trust assets under management and administration to a record $1.755 billion at June 30, 2019, up $23.1 million, or 5.3% annualized, from the linked quarter and $109.6 million, or 6.7%, from June 30, 2018. Management expects new business development efforts to remain strong throughout 2019 and beyond as the Company continues to expand the private wealth management business outside its more mature Wisconsin markets.
Commercial loan interest rate swap fee income totaled $1.1 million in the second quarter of 2019, compared to $473,000 in the linked quarter and $70,000 in the second quarter of 2018. Interest rate swaps continue to be an attractive product for the Bank’s commercial borrowers, though associated fee income can be variable, period to period, based on client demand and the interest rate environment in any given quarter.
Other fee income totaled $1.1 million in the second quarter of 2019, compared to $805,000 in the linked quarter and $542,000 in the prior year quarter. The increase is primarily due to $501,000 in gains recognized on end-of-term buyout agreements related to the Company’s equipment financing business line.
Gains on sale of SBA loans totaled $297,000 in the second quarter of 2019, compared to $242,000 in the linked quarter and $274,000 in the second quarter of 2018.

Non-interest expense was $17.5 million for the second quarter of 2019, compared to $17.7 million for the linked quarter and $14.5 million in the second quarter of 2018. Operating expense, as defined in the Efficiency Ratio table included in the Non-GAAP Reconciliations at the end of this release, totaled $15.3 million in the second quarter of 2019, $15.2 million in the linked quarter, and $14.0 million in the second quarter of 2018.
The Company’s second quarter of 2019 efficiency ratio was 67.41%, compared to 68.04% for the linked quarter and 67.07% for the prior year quarter. Compensation expense for the three months ended June 30, 2019 was $10.5 million, an increase of $338,000 compared to the linked quarter and $1.4 million compared to the prior year quarter. The increase in compensation expense compared to both the linked and prior year quarters reflects an increase in employees, as well as an increase in incentive compensation tied to individual and Company performance. Full-time equivalent employees were 275 at June 30, 2019, compared to 274 at December 31, 2018 and 265 at June 30, 2018. The producers hired over the past 18 months are now generating new business, and as a result, management believes operating revenue will continue to increase at a greater rate than operating expense, generating positive operating leverage and moving the efficiency ratio back toward the Company’s long-term operating goal of 58%-62%.
Non-interest expense includes SBA recourse provision for estimated losses in the outstanding guaranteed portion of SBA loans sold. SBA recourse provision totaled $113,000 in the second quarter of 2019, $481,000 in the linked quarter, and $99,000 in the prior year quarter. The total recourse reserve balance was $2.1 million, or 2.7% of total sold SBA loans outstanding, at June 30, 2019, compared to $3.3 million, or 4.0%, in the linked quarter, and $2.4 million, or 2.7%, in the prior year quarter. Total sold legacy SBA loans at June 30, 2019 were $52.7 million, compared to $58.2 million and $77.5 million at March 31, 2019 and June 30, 2018, respectively. Total performing sold legacy SBA loans were $44.4 million at June 30, 2019, down from $45.7 million and $65.5 million at March 31, 2019 and June 30, 2018, respectively. Changes to SBA recourse reserves may be a source of non-interest expense volatility in future quarters, though the magnitude of this volatility should diminish over time as the outstanding balance of sold legacy SBA loans continues to decline.
During the second quarter of 2019, the Company recognized $2.0 million in expense due to the impairment of relationship-based federal historic tax credit investments, which corresponded with the recognition of a $2.4 million in tax credits during the quarter. The Company’s relationship-based historic tax credit program contributed $446,000, $0.05 per share, to second quarter 2019 earnings, compared to $846,000, or $0.10 per share, in the linked quarter. Second quarter 2018 earnings did not benefit from historic tax credit investments. The second quarter 2019 effective tax rate, excluding these discrete items, was 22.8%. For 2019, the Company expects to report an effective tax rate of 21%-23%, excluding discrete items. Management intends to continue actively pursuing relationship-based tax credit opportunities throughout 2019 and beyond.
Balance Sheet
Period-end, gross loans and leases receivable totaled a record $1.720 billion at June 30, 2019, increasing $63.3 million, or 15.3% annualized, from March 31, 2019 and increasing $125.0 million, or 7.8%, from June 30, 2018. The Company’s emphasis on growing its commercial and industrial (“C&I”) portfolio continued, with balances increasing $44.2 million, or 38.0% annualized, compared to the linked quarter and $62.9 million, or 14.1%, compared to June 30, 2018. While we are seeing significant loan growth opportunities in our primary geographic areas, management remains committed to maintaining its strong underwriting standards and will not deviate from those standards for the sole purpose of growing our loan and lease portfolio.
“The First Business team has generated exceptional loan growth through the first six months of the year,” said Chambas. “Due to the investments made in business development officers and niche business lines over the last couple of years, we are seeing above average loan growth across the Company, with C&I lending serving as the driving force of late.” Chambas added, “While we do not expect to sustain a 15% growth rate in 2019, we are confident in our ability to continue producing quality loans and believe high single-digit growth in 2019 and beyond is achievable and sustainable with the outstanding team we have in place.”
Period-end, in-market deposits increased to $1.290 billion, or 71.6% of total bank funding at June 30, 2019, compared to $1.239 billion, or 70.9%, at March 31, 2019 and $1.056 billion, or 62.9%, at June 30, 2018. Total bank funding is defined as total deposits plus FHLB advances. Transaction accounts and money market accounts were the largest contributors to in-market deposit growth during the quarter, increasing $53.8 million and $17.0 million compared to the linked quarter, respectively. The increase compared to the linked quarter was partially offset by a $20.0 million reduction in certificates of deposit.
“In-market deposit growth of 22.1% over the past 12 months is another example of how successful execution and investments in people, product, and technology have been paying off for First Business,” Chambas commented. “We are growing our in-market deposit base through strategic deposit campaigns and traditional lower-cost treasury management efforts, which are proving to be attractive to growing numbers of businesses, business executives, and high net worth individuals. Importantly, we have achieved this above average growth while maintaining pricing discipline and limiting our deposit rates to those at or below our alternative sources of wholesale funding.”
Period-end wholesale funding was $512.9 million at June 30, 2019, including FHLB advances of $273.5 million, brokered certificates of deposit of $238.9 million, and deposits gathered through internet deposit listing services of $498,000, compared to period-end wholesale funding of $507.7 million at March 31, 2019 and $622.4 million at June 30, 2018.
Consistent with the Company’s longstanding funding strategy to manage risk and use the most efficient and cost-effective source of wholesale funds, management intends to maintain a ratio of in-market deposits to total bank funding sources in line with the Company’s target range of 60%-75%. Management recently updated this range from the previously disclosed 60%-70% to reflect a reduced need for on-balance sheet wholesale funding to match-fund long-term, fixed rate loans due to greater client demand for interest rate swaps, which results in a floating rate loan on our balance sheet.
Asset Quality
Non-performing assets were $28.5 million, or 1.38% of total assets, at June 30, 2019, compared to $26.1 million, or 1.30% of total assets, and $32.6 million, or 1.71% of total assets, at the end of the linked quarter and second quarter of 2018, respectively. The increase from the linked quarter was primarily due to legacy SBA loan repurchase activity resulting in a $2.5 million net increase in sold loans previously identified as impaired.
Capital Strength
As of June 30, 2019, total capital to risk-weighted assets was 11.92%, tier 1 capital to risk-weighted assets was 9.60%, tier 1 leverage capital to adjusted average assets was 9.36%, and common equity tier 1 capital to risk-weighted assets was 9.09%. In addition, as of June 30, 2019, tangible common equity to tangible assets was 8.59%.
Share Repurchases
As of July 24, 2019, the Company had purchased 217,688 shares of its common stock, since the adoption of its previously disclosed stock repurchase program, at a weighted average price of $22.31 per share, for a total value of $4.9 million. The company has $100,000 of buyback authority remaining under the program as of July 24, 2019.
Quarterly Dividend
As previously announced, during the second quarter of 2019, the Company’s Board of Directors declared a regular quarterly dividend of $0.15 per share. The dividend was paid on May 16, 2019 to stockholders of record at the close of business on May 6, 2019. Measured against second quarter 2019 diluted earnings per share of $0.75, the dividend represents a 20.0% payout ratio. The Board of Directors routinely considers dividend declarations as part of its normal course of business.

About First Business Financial Services, Inc.
First Business Financial Services, Inc. (Nasdaq:FBIZ) is a Wisconsin-based bank holding company focused on the unique needs of businesses, business executives, and high net worth individuals. First Business offers commercial banking, specialty finance, and private wealth management solutions, and because of its niche focus, is able to provide its clients with unmatched expertise, accessibility, and responsiveness. For additional information, visit www.firstbusiness.com or call 608-238-8008.
This release may include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, which reflect First Business’s current views with respect to future events and financial performance. Forward-looking statements are not based on historical information, but rather are related to future operations, strategies, financial results, or other developments. Forward-looking statements are based on management’s expectations as well as certain assumptions and estimates made by, and information available to, management at the time the statements are made. Those statements are based on general assumptions and are subject to various risks, uncertainties, and other factors that may cause actual results to differ materially from the views, beliefs, and projections expressed in such statements. Such statements are subject to risks and uncertainties, including among other things:

•	Competitive pressures among depository and other financial institutions nationally and in our markets.

•	Adverse changes in the economy or business conditions, either nationally or in our markets.

•	Increases in defaults by borrowers and other delinquencies.

•	Our ability to manage growth effectively, including the successful expansion of our client service, administrative infrastructure, and internal management systems.

•	Fluctuations in interest rates and market prices.

•	Changes in legislative or regulatory requirements applicable to us and our subsidiaries.

•	Changes in tax requirements, including tax rate changes, new tax laws, and revised tax law interpretations.

•	Fraud, including client and system failure or breaches of our network security, including our internet banking activities.

•	Failure to comply with the applicable SBA regulations in order to maintain the eligibility of the guaranteed portion of SBA loans.
For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K for the year ended December 31, 2018 and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
Edward G. Sloane, Jr.
Chief Financial Officer
608-232-5970
esloane@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Assets
Cash and cash equivalents	$45,875	$56,335	$86,546	$40,293	$45,803
Securities available-for-sale, at fair value	158,933	156,783	138,358	134,995	135,470
Securities held-to-maturity, at amortized cost	34,519	35,914	37,731	39,950	40,946
Loans held for sale	4,786	5,447	5,287	4,712	4,976
Loans and leases receivable	1,719,976	1,656,646	1,617,655	1,598,607	1,594,953
Allowance for loan and lease losses	(19,819)	(20,449)	(20,425)	(20,455)	(20,932)
Loans and leases receivable, net	1,700,157	1,636,197	1,597,230	1,578,152	1,574,021
Premises and equipment, net	2,866	3,043	3,284	3,247	3,358
Foreclosed properties	2,660	2,547	2,547	1,454	1,484
Right-of-use assets	7,853	8,180	—	—	—
Bank-owned life insurance	42,127	41,830	41,538	41,212	40,912
Federal Home Loan Bank stock, at cost	6,720	6,635	7,240	6,890	9,295
Goodwill and other intangible assets	12,000	12,017	12,045	12,132	12,380
Accrued interest receivable and other assets	51,808	40,714	34,651	31,293	31,142
Total assets	$2,070,304	$2,005,642	$1,966,457	$1,894,330	$1,899,787
Liabilities and Stockholders’ Equity
In-market deposits	$1,290,258	$1,239,494	$1,179,448	$1,076,851	$1,056,294
Wholesale deposits	239,387	262,212	275,851	332,052	281,431
Total deposits	1,529,645	1,501,706	1,455,299	1,408,903	1,337,725
Federal Home Loan Bank advances and other borrowings	297,972	269,958	298,944	281,430	365,416
Junior subordinated notes	10,040	10,037	10,033	10,029	10,026
Lease liabilities	8,187	8,504	—	—	—
Accrued interest payable and other liabilities	35,605	30,337	21,474	16,426	12,948
Total liabilities	1,881,449	1,820,542	1,785,750	1,716,788	1,726,115
Total stockholders’ equity	188,855	185,100	180,707	177,542	173,672
Total liabilities and stockholders’ equity	$2,070,304	$2,005,642	$1,966,457	$1,894,330	$1,899,787

STATEMENTS OF INCOME

(Unaudited)	As of and for the Three Months Ended					As of and for the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Total interest income	$25,309	$25,679	$24,522	$23,563	$22,468	$50,989	$43,189
Total interest expense	8,457	7,925	7,407	6,469	5,537	16,383	10,057
Net interest income	16,852	17,754	17,115	17,094	16,931	34,606	33,132
Provision for loan and lease losses	(784)	49	983	(546)	2,579	(736)	5,054
Net interest income after provision for loan and lease losses	17,636	17,705	16,132	17,640	14,352	35,342	28,078
Trust and investment service fees	2,138	1,927	1,919	1,941	1,987	4,065	3,884
Gain on sale of SBA loans	297	242	267	641	274	539	543
Service charges on deposits	743	777	770	788	720	1,520	1,504
Loan fees	464	414	408	459	389	877	917
Net loss on sale of securities	—	—	(4)	—	—	—	—
Swap fees	1,051	473	662	306	70	1,523	703
Other non-interest income	1,112	805	626	736	542	1,919	1,097
Total non-interest income	5,805	4,638	4,648	4,871	3,982	10,443	8,648
Compensation	10,503	10,165	9,432	9,819	9,116	20,667	18,187
Occupancy	559	590	560	560	544	1,149	1,073
Professional fees	784	1,210	879	1,027	928	1,994	1,963
Data processing	689	581	614	512	626	1,269	1,236
Marketing	581	482	617	593	591	1,063	925
Equipment	272	389	345	403	343	661	686
Computer software	827	799	780	814	679	1,626	1,420
FDIC insurance	302	293	353	457	369	595	668
Collateral liquidation costs	89	(91)	193	230	222	(1)	223
Net (gain) loss on foreclosed properties	(21)	—	337	30	—	(21)	—
Impairment of tax credit investments	2,088	2,014	1,529	113	329	4,102	442
SBA recourse provision (benefit)	113	481	1,795	314	99	594	(196)
Other non-interest expense	678	829	810	874	621	1,508	1,747
Total non-interest expense	17,464	17,742	18,244	15,746	14,467	35,206	28,374
Income before income tax (benefit) expense	5,977	4,601	2,536	6,765	3,867	10,579	8,352
Income tax (benefit) expense	(595)	(1,298)	(1,528)	1,464	578	(1,893)	1,414
Net income	$6,572	$5,899	$4,064	$5,301	$3,289	$12,472	$6,938

Per common share:
Basic earnings	$0.75	$0.67	$0.46	$0.60	$0.38	$1.43	$0.79
Diluted earnings	0.75	0.67	0.46	0.60	0.38	1.43	0.79
Dividends declared	0.15	0.15	0.14	0.14	0.14	0.30	0.28
Book value	21.71	21.12	20.57	20.19	19.83	21.71	19.83
Tangible book value	20.33	19.75	19.20	18.81	18.41	20.33	18.41
Weighted-average common shares outstanding(1)	8,569,581	8,621,221	8,662,025	8,650,057	8,631,189	8,584,444	8,631,664
Weighted-average diluted common shares outstanding(1)	8,569,581	8,621,221	8,662,025	8,650,057	8,631,189	8,584,444	8,631,664

(1)	Excluding participating securities.

NET INTEREST INCOME ANALYSIS

(Unaudited)	For the Three Months Ended
(Dollars in thousands)	June 30, 2019			March 31, 2019			June 30, 2018
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,139,036	$14,755	5.18%	$1,113,723	$14,689	5.28%	$1,073,326	$13,264	4.94%
Commercial and industrial loans(1)	493,093	8,477	6.88%	466,046	8,839	7.59%	434,657	7,347	6.76%
Direct financing leases(1)	31,610	324	4.10%	32,248	326	4.04%	31,284	313	4.00%
Consumer and other loans(1)	30,555	348	4.56%	32,436	353	4.35%	29,914	319	4.27%
Total loans and leases receivable(1)	1,694,294	23,904	5.64%	1,644,453	24,207	5.89%	1,569,181	21,243	5.42%
Mortgage-related securities(2)	161,827	1,024	2.53%	146,048	939	2.57%	136,982	775	2.26%
Other investment securities(3)	28,723	151	2.10%	30,131	156	2.07%	34,391	163	1.90%
FHLB stock	6,875	86	5.00%	7,055	89	5.05%	8,392	66	3.15%
Short-term investments	22,570	144	2.55%	45,190	288	2.55%	45,473	221	1.94%
Total interest-earning assets	1,914,289	25,309	5.29%	1,872,877	25,679	5.48%	1,794,419	22,468	5.01%
Non-interest-earning assets	110,516			95,796			94,923
Total assets	$2,024,805			$1,968,673			$1,889,342
Interest-bearing liabilities
Transaction accounts	$234,241	989	1.69%	$215,400	871	1.62%	$272,840	628	0.92%
Money market	593,431	2,850	1.92%	555,692	2,524	1.82%	474,943	1,067	0.90%
Certificates of deposit	164,537	1,025	2.49%	159,600	957	2.40%	71,994	239	1.33%
Wholesale deposits	251,060	1,394	2.22%	267,791	1,444	2.16%	278,496	1,275	1.83%
Total interest-bearing deposits	1,243,269	6,258	2.01%	1,198,483	5,796	1.93%	1,098,273	3,209	1.17%
FHLB advances	266,137	1,511	2.27%	267,989	1,444	2.16%	322,791	1,637	2.03%
Other borrowings	24,463	411	6.72%	24,449	411	6.72%	24,889	414	6.65%
Junior subordinated notes	10,038	277	11.04%	10,034	274	10.92%	10,023	277	11.05%
Total interest-bearing liabilities	1,543,907	8,457	2.19%	1,500,955	7,925	2.11%	1,455,976	5,537	1.52%
Non-interest-bearing demand deposit accounts	254,177			257,222			240,352
Other non-interest-bearing liabilities	40,110			37,912			19,752
Total liabilities	1,838,194			1,796,089			1,716,080
Stockholders’ equity	186,611			172,584			173,262
Total liabilities and stockholders’ equity	$2,024,805			$1,968,673			$1,889,342
Net interest income		$16,852			$17,754			$16,931
Interest rate spread			3.10%			3.37%			3.49%
Net interest-earning assets	$370,382			$371,922			$338,443
Net interest margin			3.52%			3.79%			3.77%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

(Unaudited)	For the Six Months Ended
(Dollars in thousands)	June 30, 2019			June 30, 2018
	Average Balance	Interest	Average Yield/Rate(4)	Average Balance	Interest	Average Yield/Rate(4)
Interest-earning assets
Commercial real estate and other mortgage loans(1)	$1,126,449	$29,444	5.23%	$1,060,112	$25,605	4.83%
Commercial and industrial loans(1)	479,644	17,315	7.22%	437,061	14,049	6.43%
Direct financing leases(1)	31,927	651	4.08%	30,582	617	4.04%
Consumer and other loans(1)	31,491	701	4.45%	29,639	633	4.27%
Total loans and leases receivable(1)	1,669,511	48,111	5.76%	1,557,394	40,904	5.25%
Mortgage-related securities(2)	153,981	1,963	2.55%	132,546	1,462	2.21%
Other investment securities(3)	29,423	307	2.09%	35,386	332	1.88%
FHLB and FRB stock	6,965	175	5.03%	7,559	114	3.02%
Short-term investments	33,818	433	2.56%	51,349	377	1.47%
Total interest-earning assets	1,893,698	50,989	5.39%	1,784,234	43,189	4.84%
Non-interest-earning assets	103,196			91,853
Total assets	$1,996,894			$1,876,087
Interest-bearing liabilities
Transaction accounts	$224,873	1,860	1.65%	$285,216	1,036	0.73%
Money market	574,666	5,373	1.87%	494,779	1,918	0.78%
Certificates of deposit	162,082	1,983	2.45%	76,424	478	1.25%
Wholesale deposits	259,379	2,838	2.19%	289,614	2,606	1.80%
Total interest-bearing deposits	1,221,000	12,054	1.97%	1,146,033	6,038	1.05%
FHLB advances	267,058	2,955	2.21%	270,445	2,641	1.95%
Other borrowings	24,456	822	6.72%	24,647	826	6.70%
Junior subordinated notes	10,036	552	11.00%	10,022	552	11.02%
Total interest-bearing liabilities	1,522,550	16,383	2.15%	1,451,147	10,057	1.39%
Non-interest-bearing demand deposit accounts	255,691			234,487
Other non-interest-bearing liabilities	39,017			21,643
Total liabilities	1,817,258			1,707,277
Stockholders’ equity	179,636			168,810
Total liabilities and stockholders’ equity	$1,996,894			$1,876,087
Net interest income		$34,606			$33,132
Interest rate spread			3.23%			3.45%
Net interest-earning assets	$371,148			$333,087
Net interest margin			3.66%			3.71%

(1)
The average balances of loans and leases include non-accrual loans and leases and loans held for sale. Interest income related to non-accrual loans and leases is recognized when collected. Interest income includes net loan fees collected in lieu of interest.

(2)	Includes amortized cost basis of assets available for sale and held to maturity.

(3)	Yields on tax-exempt municipal obligations are not presented on a tax-equivalent basis in this table.

(4)	Represents annualized yields/rates.

PERFORMANCE RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Return on average assets (annualized)	1.30%	1.20%	0.83%	1.11%	0.70%	1.25%	0.74%
Return on average equity (annualized)	14.09%	13.67%	9.06%	12.06%	7.59%	13.89%	8.22%
Efficiency ratio	67.41%	68.04%	66.95%	69.55%	67.07%	67.73%	67.27%
Interest rate spread	3.10%	3.37%	3.30%	3.42%	3.49%	3.23%	3.45%
Net interest margin	3.52%	3.79%	3.69%	3.75%	3.77%	3.66%	3.71%
Average interest-earning assets to average interest-bearing liabilities	123.99%	124.78%	124.65%	123.25%	123.25%	124.38%	122.95%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Non-accrual loans and leases	$25,864	$23,540	$25,301	$30,613	$31,091
Foreclosed properties	2,660	2,547	2,547	1,454	1,484
Total non-performing assets	28,524	26,087	27,848	32,067	32,575
Performing troubled debt restructurings	151	169	180	187	249
Total impaired assets	$28,675	$26,256	$28,028	$32,254	$32,824

Non-accrual loans and leases as a percent of total gross loans and leases	1.50%	1.42%	1.56%	1.91%	1.95%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.66%	1.57%	1.72%	2.00%	2.04%
Non-performing assets as a percent of total assets	1.38%	1.30%	1.42%	1.69%	1.71%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.15%	1.23%	1.26%	1.28%	1.31%
Allowance for loan and lease losses as a percent of non-accrual loans and leases	76.64%	86.87%	80.73%	66.82%	67.32%

NET CHARGE-OFFS (RECOVERIES)

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Charge-offs	$15	$48	$1,197	$1,914	$306	$63	$2,990
Recoveries	(169)	(23)	(184)	(1,983)	(21)	(193)	(105)
Net (recoveries) charge-offs	$(154)	$25	$1,013	$(69)	$285	$(130)	$2,885
Net (recoveries) charge-offs as a percent of average gross loans and leases (annualized)	(0.04)%	0.01%	0.25%	(0.02)%	0.07%	(0.02)%	0.37%

CAPITAL RATIOS

	As of and for the Three Months Ended
(Unaudited)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Total capital to risk-weighted assets	11.92%	12.18%	11.85%	12.05%	11.87%
Tier I capital to risk-weighted assets	9.60%	9.69%	9.41%	9.54%	9.34%
Common equity tier I capital to risk-weighted assets	9.09%	9.17%	8.89%	9.00%	8.80%
Tier I capital to adjusted assets	9.36%	9.45%	9.33%	9.34%	9.25%
Tangible common equity to tangible assets	8.59%	8.68%	8.63%	8.79%	8.55%

LOAN AND LEASE RECEIVABLE COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Commercial real estate:
Commercial real estate - owner occupied	$210,471	$212,698	$203,476	$203,733	$196,032
Commercial real estate - non-owner occupied	477,740	479,061	484,427	487,842	485,962
Land development	49,000	47,503	42,666	45,009	45,033
Construction	185,347	169,894	161,562	132,271	188,036
Multi-family	195,363	184,490	167,868	174,664	137,388
1-4 family	31,656	33,255	34,340	35,729	35,569
Total commercial real estate	1,149,577	1,126,901	1,094,339	1,079,248	1,088,020
Commercial and industrial	510,448	466,277	462,321	457,932	447,540
Direct financing leases, net	30,365	32,724	33,170	31,090	32,001
Consumer and other:
Home equity and second mortgages	7,513	8,377	8,438	8,388	7,962
Other	22,896	23,367	20,789	23,451	21,075
Total consumer and other	30,409	31,744	29,227	31,839	29,037
Total gross loans and leases receivable	1,720,799	1,657,646	1,619,057	1,600,109	1,596,598
Less:
Allowance for loan and lease losses	19,819	20,449	20,425	20,455	20,932
Deferred loan fees	823	1,000	1,402	1,502	1,645
Loans and leases receivable, net	$1,700,157	$1,636,197	$1,597,230	$1,578,152	$1,574,021

DEPOSIT COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Non-interest-bearing transaction accounts	$301,914	$286,345	$280,769	$233,915	$255,521
Interest-bearing transaction accounts	244,608	206,360	229,612	256,303	272,057
Money market accounts	596,520	579,539	516,045	475,322	450,654
Certificates of deposit	147,216	167,250	153,022	111,311	78,062
Wholesale deposits	239,387	262,212	275,851	332,052	281,431
Total deposits	$1,529,645	$1,501,706	$1,455,299	$1,408,903	$1,337,725
TRUST ASSETS COMPOSITION

(Unaudited)	As of
(in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Trust assets under management	$1,590,508	$1,564,821	$1,452,911	$1,534,395	$1,465,101
Trust assets under administration	164,517	167,124	177,416	186,530	180,320
Total trust assets	$1,755,025	$1,731,945	$1,630,327	$1,720,925	$1,645,421

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company’s management believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

TANGIBLE BOOK VALUE
“Tangible book value per share” is a non-GAAP measure representing tangible common equity divided by total common shares outstanding. “Tangible common equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in period-to-period changes in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible common equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Common stockholders’ equity	$188,855	$185,100	$180,707	$177,542	$173,672
Goodwill and other intangible assets	(12,000)	(12,017)	(12,045)	(12,132)	(12,380)
Tangible common equity	$176,855	$173,083	$168,662	$165,410	$161,292
Common shares outstanding	8,699,456	8,765,136	8,785,480	8,793,941	8,760,103
Book value per share	$21.71	$21.12	$20.57	$20.19	$19.83
Tangible book value per share	20.33	19.75	19.20	18.81	18.41

TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS
“Tangible common equity to tangible assets’’ is defined as the ratio of common stockholders’ equity reduced by intangible assets, if any, divided by total assets reduced by intangible assets, if any. The Company’s management believes that this measure is important to many investors in the marketplace who are interested in the relative changes from period to period in common equity and total assets, each exclusive of changes in intangible assets. The information below reconciles tangible common equity and tangible assets to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018
Common stockholders’ equity	$188,855	$185,100	$180,707	$177,542	$173,672
Goodwill and other intangible assets	(12,000)	(12,017)	(12,045)	(12,132)	(12,380)
Tangible common equity	$176,855	$173,083	$168,662	$165,410	$161,292
Total assets	$2,070,304	$2,005,642	$1,966,457	$1,894,330	$1,899,787
Goodwill and other intangible assets	(12,000)	(12,017)	(12,045)	(12,132)	(12,380)
Tangible assets	$2,058,304	$1,993,625	$1,954,412	$1,882,198	$1,887,407
Tangible common equity to tangible assets	8.59%	8.68%	8.63%	8.79%	8.55%

EFFICIENCY RATIO
“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of the SBA recourse provision, impairment of tax credit investments, losses or gains on foreclosed properties, amortization of other intangible assets and other discrete items, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	June 30, 2019	June 30, 2018
Total non-interest expense	$17,464	$17,742	$18,244	$15,746	$14,467	$35,206	$28,374
Less:
Net (gain) loss on foreclosed properties	(21)	—	337	30	—	(21)	—
Amortization of other intangible assets	11	11	11	12	12	21	24
SBA recourse provision (benefit)	113	481	1,795	314	99	594	(196)
Impairment of tax credit investments	2,088	2,014	1,529	113	329	4,102	442
Total operating expense	$15,273	$15,236	$14,572	$15,277	$14,027	$30,510	$28,104
Net interest income	$16,852	$17,754	$17,115	$17,094	$16,931	$34,606	$33,132
Total non-interest income	5,805	4,638	4,648	4,871	3,982	10,443	8,648
Less:
Net loss on sale of securities	—	—	(4)	—	—	—	—
Total operating revenue	$22,657	$22,392	$21,767	$21,965	$20,913	$45,049	$41,780
Efficiency ratio	67.41%	68.04%	66.95%	69.55%	67.07%	67.73%	67.27%